EXHIBIT 10.47

FOURTH AMENDMENT TO REPUBLIC BANK BUILDING LEASE

9600 BROWNSBORO ROAD

JEFFERSON COUNTY, KENTUCKY

This Fourth Amendment to Lease dated as of January 15, 2014, with an effective date as of August 1, 2014, is made to the Republic Bank Building Lease dated August 1, 1999, as amended, between Jaytee Properties, a Kentucky general partnership, now known as Jaytee-Springhurst, LLC, hereinafter referred to as “Landlord” and Republic Bank & Trust Company, hereinafter referred to as the “Tenant”.  As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement, as amended, as hereafter set forth.

Landlord and Tenant agree that the following terms of the Lease, as amended, shall be further amended to extend the Term of the Lease for an additional five years and to add an additional five-year option exercisable at Tenant’s election.  The extended term shall be a five-year term beginning on August 1, 2014, extending to July 31, 2019, with one five- year option to renew at the same rental rate plus an adjustment for a CPI increase as averaged over the herein extended term.  Rent shall be increased during the extended term by the most recent five-year average CPI increase to be calculated at the end of the current five-year term and continue in accordance with the terms of that original lease, as amended, referenced herein, except as otherwise provided under this Fourth Amendment.  More specifically, the Lease, as amended, shall be further amended as follows:

ARTICLE II, TERM, is hereby amended to include the following:

The Term shall be extended from August 1, 2014 and shall terminate on July 31, 2019, unless further extended.  Tenant shall have one option to renew the Lease for an additional five-year period.  Tenant shall notify Landlord of Tenant’s intent to exercise this option herein provided within 90 days of the expiration of the most recent five-year term.

ARTICLE III.  RENT AND OPERATING EXPENSES, is hereby amended to include the following:

SECTION 1.  Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises from August 1, 2014 through July 31, 2019, the sum of $21,592.00 per month, plus additional rent equivalent to the increase in the Consumer Price Index for all urban consumers during the most recent five-year term.  Notwithstanding, no rate increase shall exceed 15% during the extended term or the option period compared to the prior five-year term Rent.  Tenant shall be responsible for the cost of Tenant Improvements, if applicable, and accepts the space as is.

The terms and provisions of the original lease, as amended, shall continue in full force and effect except as modified and amended herein.

REPUBLIC BANK & TRUST COMPANY		JAYTEE-SPRINGHURST, LLC

BY:	/s/ Kevin Sipes	BY:	/s/ Steven E. Trager